EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Fourth Quarter and Full Year Earnings

Oswego, New York, February 7, 2014 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank (“Bank”), (NASDAQ: PBHC) announced its results for the three and twelve month periods ended December 31, 2013.

Highlights for the three and twelve month periods ended December 31, 2013

•
Net income for the fourth quarter of 2013 was $550,000 as compared to $729,000 for the comparable prior year period. The decrease in net income was principally due to the $277,000 increase in personnel expenses driven by wage increases and increased health insurance expenses under the Company’s self-insurance program. Additionally, a $190,000 increase in other expenses was due, in part, to an additional $53,000 related to fraud losses from a December 2013 merchant security breach of a pool of debit cards. Net income for the twelve month period ended December 31, 2013 was $2.4 million as compared to $2.6 million in the same period in 2012. This decrease in net income was due principally to an increase in personnel expenses, other expenses, and the provision for loan losses.

•
Basic and diluted earnings per share were $0.22 for the fourth quarter of 2013 as compared to basic and diluted earnings per share of $0.26 and $0.25, respectively, for the fourth quarter of 2012. The decrease in basic and diluted earnings per share between these two periods was principally due to the decrease in net income. Basic and diluted earnings per share for the twelve month period ended December 31, 2013 were $0.96 and $0.95, respectively, as compared to basic and diluted earnings per share of $0.88 and $0.87, respectively, for the comparable period in 2012. The increase in basic and diluted earnings per share comparing year over year twelve month periods was due to the lack of need for SBLF preferred stock dividend payments during 2013 as positive updated lending information provided to the U.S. Treasury resulted in a credit against the dividend rate for the twelve month year to date period.

•
Return on average assets was 0.44% for the three month period ended December 31, 2013 compared to 0.61% for the corresponding period in 2012. The decrease was due to the decrease in net income and the increase in average assets, due principally to commercial real estate loans, between the year over year fourth quarter periods. Return on average assets was 0.48% for the twelve month period in 2013 compared to 0.61% for the twelve month period in 2012. This decrease for the twelve month period was due to similar reasons.

•
Return on average equity was 5.33% for the three month period ended December 31, 2013, compared to 7.04% for the same period in 2012. This decrease was due to a combination of lower net income and nominally higher average equity between these two periods. For the twelve month period in 2013, return on average equity was 5.86%, compared to 6.68% for the same period in 2012.

•
Total loans were $341.6 million at December 31, 2013, compared to total loans of $333.7 million at December 31, 2012, representing a nominal aggregate increase of $7.9 million, or 2.4%. Growth between these two time periods was impacted by the sale of residential mortgage loans in the second quarter of 2013 in the amount of $8.8 million.

•
The Company, through its subsidiary Pathfinder Bank, and its subsidiary, Pathfinder Risk Management Company, Inc., acquired a 51% controlling interest in the Fitzgibbons Agency, LLC. (“The Agency”), a local insurance agency serving the same geographic area as Pathfinder Bank in December 2013.

“Net income for 2013 was down approximately 9% from the prior year, primarily from higher health care and other personnel costs”, according to Thomas Schneider, President and CEO. “Earnings per share were 9% higher due to the lower cost of preferred stock through the Small Business Lending Fund (1). Basic earnings per share were $.96 for the year, while return on average common equity was 8.58%. Organic loan and deposit growth was below the prior year’s pace,” Schneider continued, “however we expect to continue to grow our core balance sheet at a measured pace to enhance revenue growth.”

Income Statement

For the three months ended December 31, 2013, net interest income increased to $4.0 million from $3.8 million in the same prior year period as the increase in the average balance of earning assets, particularly commercial real estate loans and taxable investment securities, was partially offset by the decrease in net interest margin. The largest impact on the improvement in net interest income stemmed from the increase in average balances of commercial real estate loans and the reduction of interest expense as higher rate maturing certificates of deposit and Federal Home Loan Bank borrowings were replaced with similar products but at lower current market rates. Net interest margin on a tax equivalent basis for the fourth quarter of 2013 modestly decreased to 3.48% from 3.51% for the comparable prior year period, but when compared to the previous quarter, net interest margin improved by 3 basis points.

For the year 2013, net interest income was $15.6 million as compared to $14.9 million in the prior year period with the increase mainly from the interest income on higher average balances of commercial real estate loans and commercial loans and reduced rates paid on time deposits and Federal Home Loan Bank borrowings. The increase in average balances of tax-exempt securities and reduced rates paid on money market deposit accounts also contributed modestly to the increase in net interest income between the year over year twelve month periods.

(1)
Established by the Small Business Jobs Act of 2010, the Small Business Lending Fund was designed to provide capital to qualified community banks in order to encourage small business lending activities. The United States Treasury invested over $4.0 billion in 332 institutions through the Small Business Lending Fund.

Noninterest income for the fourth quarter of 2013 was $931,000 as compared to $891,000 for the comparable prior year period due to an increase in service charges on deposit accounts and commission income generated by The Agency. Noninterest income for the twelve month period ended December 31, 2013 was $3.4 million as compared to $3.1 million in the same 2012 period. This increase between the two twelve month periods was due largely to the second quarter residential loan sale in 2013 which resulted in the recognition of a net gain of $395,000.

Noninterest expense for the fourth quarter of 2013 was $4.0 million as compared to $3.5 million for the fourth quarter of 2012. This increase was principally due to an increase in personnel expenses driven by wage increases and benefit costs, including costs under the Company’s self-insured health insurance program, combined with community service donations, charitable contributions, and the fraud loss previously mentioned. Noninterest expense for the twelve month period ended December 31, 2013 was $14.8 million, an increase of $1.2 million from the prior year twelve month period and due principally to personnel expenses, which includes self insurance and ESOP compensation costs, and Other Expenses which include community service donations, a repossessed asset write-down, and fraud losses.

For the fourth quarter of 2013, the Company recorded $216,000 in provision for loan losses as compared to $175,000 for the fourth quarter of 2012. This increase was due primarily to the Company’s quarterly review of the probable and estimable losses within the loan portfolio coupled with greater fourth quarter year over year net charge-offs within the commercial lines and commercial loans product segments. For the twelve month period ended December 31, 2013, the Company recorded a provision of $1.0 million as compared to $825,000 in provision for loan losses recorded in the same 2012 twelve month period. This increase stemmed from the need for a specific reserve established in the first quarter of 2013 associated with one large commercial relationship and net charge-offs of $492,000 for the full year 2013 as compared to $304,000 for the same prior year period. The increase in net charge-offs for the twelve month period ended 2013 principally resided in all product segments with the exception of commercial real estate loans.

Balance Sheet as of December 31, 2013

Total assets increased to $503.8 million at December 31, 2013 as compared to $477.8 million at December 31, 2012. This increase of $26.0 million, or 5.4%, was evenly divided among investment securities, gross loans, and cash and equivalents. Investment securities increased to $115.4 million at December 31, 2013 from $108.3 million at year end 2012. Total loans increased $7.9 million, or 2.4%, as the $8.8 million decrease in loans from the previously mentioned second quarter of 2013 loan sale was offset primarily by increases in commercial real estate loans.

The increase in total assets was largely funded by increases in municipal, retail, and business deposits and an increase in short term borrowings through the Federal Home Loan Bank of New York. Total deposits at December 31, 2013 increased $18.3 million to $410.1 million as compared to $391.8 million at December 31, 2012.

Shareholders’ equity increased $2.0 million to $42.7 million at December 31, 2013 and December 31, 2012. The $2.1 million increase in retained earnings between these two time periods resulted largely from the generation of earnings less dividends declared.

Asset Quality

The Company continued to report mixed results for asset quality. Net loan charge-offs were 0.15% for 2013 as compared to 0.10% for the prior year. Delinquency trends worsened modestly when comparing total past due loans as a percent of total loans at December 31, 2013 as compared to December 31, 2012, with the largest increase within the 60-89 day past due category and centered within the commercial segment. Other asset quality metrics showed signs of improvement. Nonperforming loans to period end loans declined modestly to 1.57% at December 31, 2013 as compared to 1.66% at the same prior year point. Impaired loans decreased to $5.7 million at December 31, 2013 as compared to $6.7 million at December 31, 2012 due principally to a decrease in 1-4 family residential mortgages and commercial and industrial loans, partially offset by an increased in impaired commercial real estate loans. The provision for loan losses recorded in the fourth quarter of 2013 allowed the ratio of allowance for loan losses to period end loans to increase to 1.48% at December 31, 2013 as compared to 1.35% at December 31, 2012 and 1.31% at December 31, 2011. Management reviews trends in historical loss rates and environmental factors on a quarterly basis, in addition to assessing the specific allowance needs on impaired loans, and judges the current level of allowance for loan losses to be adequate to absorb the estimable and probable losses inherent in the loan portfolio.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County and a branch office located in downtown Syracuse scheduled to open for business in the second quarter of 2014. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the tweleve months
	ended December 31,		ended December 31,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012

Condensed Income Statement
Interest and dividend income	$4,727	$4,765	$18,883	$18,765
Interest expense	755	933	3,264	3,908
Net interest income	3,972	3,832	15,619	14,857
Provision for loan losses	216	175	1,032	825
	3,756	3,657	14,587	14,032
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	699	665	2,581	2,627
Net gain on sales of securities,
loans and foreclosed real estate	232	226	835	436
Noninterest expense	3,979	3,531	14,751	13,518
Income before income taxes	708	1,017	3,252	3,577
Provision for income taxes	159	288	847	929

Net Income	$549	$729	$2,405	$2,648
Net (loss) attributable to non controlling interest	$(1)	$-	$(1)	$-
Net Income attributable to Pathfinder Bancorp Inc	$550	$729	$2,406	$2,648

Preferred stock dividends	-	82	-	449
Net income available to common shareholders	$550	$647	$2,406	$2,199

Key Earnings Ratios
Return on average assets	0.44%	0.61%	0.48%	0.61%
Return on average common equity	7.78%	10.25%	8.58%	9.94%
Return on average equity	5.33%	7.04%	5.86%	6.68%
Net interest margin (tax equivalent)	3.48%	3.51%	3.43%	3.50%

Share and Per Share Data
Basic weighted average shares outstanding	2,522,122	2,508,367	2,516,855	2,504,195
Basic earnings per share*	$0.22	$0.26	$0.96	$0.88
Diluted weighted average shares outstanding	2,539,804	2,524,030	2,530,676	2,516,408
Diluted earnings per share*	$0.22	$0.25	$0.95	$0.87
Cash dividends per share	$0.03	$0.03	$0.12	$0.12
Book value per common share at December 31, 2013 and 2012			$11.33	$10.60

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends
Weighted average shares outstanding do not include unallocated ESOP shares.

	December 31,	December 31,	December 31,
	2013	2012	2011
Selected Balance Sheet Data
Assets	$503,793	$477,796	$442,980
Earning assets	469,984	448,246	411,798
Total loans	341,633	333,748	304,750
Deposits	410,140	391,805	366,129
Borrowed funds	40,853	34,964	26,074
Allowance for loan losses	5,041	4,501	3,980
Junior subordinated debentures	5,155	5,155	5,155
Shareholders' equity	42,712	40,747	37,841

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.15%	0.10%	0.21%
Allowance for loan losses to period end loans	1.48%	1.35%	1.31%
Allowance for loan losses to nonperforming loans	94.22%	81.13%	84.18%
Nonperforming loans to period end loans	1.57%	1.66%	1.55%
Nonperforming assets to total assets	1.18%	1.25%	1.19%

The information is preliminary and based on company data at the time of presentation.